Exhibit 23.1

Consent

We consent to the use in this Registration Statement on Form S-1 of our report dated March 24, 2021, relating to the financial statements of LCP Edge Intermediate, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, CA

July 16, 2021